UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                                                                                     September 28, 2012

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 2.01                      Completion of Acquisition or Disposition of Assets.

On September 28, 2012, through our wholly-owned subsidiary CDI China, Inc. (“CDI China”), CD International Enterprises, Inc. sold its 51% interest in Shanghai Lang Chemical Co., Ltd., a PRC company (“Lang Chemical”) pursuant to the terms of an Equity Transfer Agreement by and among CDI China, Black Stone Chemical Limited, Lang Chemical and Qian Zhu and Jingdong Chen, the minority owners of Lang Chemical.  Mr. Chen also serves as chief executive officer of Lang Chemical, whose operations represent the majority of our basic material segment and approximately 29% of our consolidated revenues for the nine months ended June 30, 2012.

Under the terms of the Equity Transfer Agreement, Black Stone Chemical Limited purchased 2% of CDI China’s interest and Mr. Chen and Ms. Zhu, his wife, purchased the remaining 49% interest for an aggregate purchase price of $1,221,532.  Of this amount $600,000 was tendered at closing and the balance is payable over one year  at an annual interest rate of 6%.

The terms of the Equity Transfer Agreement described above are qualified in their entirety by reference to the agreement which is filed as Exhibit 10.1 to this report.  We expect to record a loss on the disposition of this subsidiary of approximately $1 million during the fourth quarter of fiscal 2012.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.1	Equity Transfer Agreement dated September 28, 2012 by and among CDI China, Inc., Black Stone Chemical Limited, Shanghai Lang Chemical Co., Ltd. and Qian Zhu and Jingdong Chen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD International Enterprises, Inc.

Date: October 5, 2012	By: /s/ Hernan Grant Welch
Hernan Grant Welch, Executive Vice President and Chief Financial Officer